Exhibit 99.1

JOINT FILING AGREEMENT
This Joint Filing Agreement, dated as of February 19, 2020, is by and between Parian Global Management LP, CCZG LLC and Zachary C. Miller (collectively, the "Filers").

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to shares of Class A Common Stock, par value $0.0001 per share, of Blue Apron Holdings, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week's prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

PARIAN GLOBAL MANAGEMENT LP

By CCZG LLC,
Its General Partner

By: /s/ Zachary C. Miller
Zachary C. Miller, Managing Member

CCZG LLC

By /s/ Zachary C. Miller
Managing Member

Zachary C. Miller

By: /s/ Zachary C. Miller
Zachary C. Miller